Exhibit 99.2

Systems Evolution Business Update

HOUSTON -- (BUSINESS WIRE) -- October 5, 2006 -- Systems Evolution (OTCBB:SEVI - News) is pleased to announce the appointment of Mr. Eddie R. Tipton to its board of directors. “Mr. Tipton brings knowledge managed services and their implementation, as well as managing diverse businesses in the oil & gas industry to our board,” says Chairman and CEO Mr. Robert C. Rhodes.

Everyone at Systems Evolution was saddened at the passing of Mr. John B. Dewberry, one of its directors and chairman of its audit committee, on Monday, September 18, 2006. Mr. Dewberry served on SEVI’s board of directors since 1993.

Systems Evolution has converted $818,105 out of $3,325,000 of debt into the company’s common shares. This debt conversion accounts for a majority of share issuances over the last year, leaving today’s outstanding share count at 492,128,052 million shares.

Systems Evolution’s board has negotiated another three (3) year management contract for Mr. Rhodes’ services as Chairman and CEO, ensuring management continuity. The board has also finalizing forgiveness of $100,000 of debt owed to Mr. Rhodes. This will decrease the current A/P outstanding by 22%.

About Systems Evolution

Systems Evolution Inc. ("SEVI"), http://www.systemsevolution.com, is a publicly held professional services organization founded in 1993 that provides software development solutions and managed network support through its Consulting division, a Microsoft Gold Certified Partner, and permanent placement through its Next Hire Consultants division.

Contact:
Systems Evolution Inc., Houston
Robert Rhodes, 713-979-1600 ext. 105
investor.relations@systemsevolution.com